Exhibit 2.1

PLAN OF CONVERSION OF EVERETT SPINCO, INC.

FROM A DELAWARE CORPORATION INTO

A NEVADA CORPORATION

This Plan of Conversion (this Plan of Conversion) is entered into and adopted as of March 31, 2017.

1.	The name and jurisdiction of the constituent entity is Everett SpinCo, Inc., a Delaware corporation (the Constituent Entity).

2.	The name and jurisdiction of the resulting entity following the Conversion (as defined below) shall be DXC Technology Company, a Nevada corporation (the Resulting Entity).

3.	By virtue of the conversion, and without any action on the part of the stockholders of the Constituent Entity, each issued and outstanding share of common stock, $0.01 par value per share of the Constituent Entity shall be converted into and represent one issued and outstanding share of common stock, par value $0.01 per share, of the Resulting Entity.

4.	The Constituent Entity shall effect the conversion of the Constituent Entity from a Delaware corporation into a Nevada corporation (the Conversion) by causing (i) articles of conversion (the Articles of Conversion) in such form as required by the provisions of Section 92A.205 of the Nevada Revised Statutes to be properly executed and filed with the Nevada Secretary of State and (ii) a certificate of conversion in such form as required by the provisions of Section 266 of the Delaware General Corporations Law to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware. The Constituent Entity shall cease to be a Delaware corporation and shall become a Nevada corporation at the effective time of the Conversion, which shall be April 1, 2017 at 12:00AM Pacific Time (the Effective Time of the Conversion).

5.	At the Effective Time of the Conversion, the Certificate of Incorporation of the Constituent Entity, as in effect immediately prior to the Effective Time of the Conversion, shall be of no further force or effect and the Articles of Incorporation of the Resulting Entity, in the form attached hereto as Exhibit A, shall govern the Resulting Entity, until thereafter altered, amended or repealed. The Articles of Incorporation shall be filed with the Nevada Secretary of State concurrently with the filing of the Articles of Conversion.

6.	At the Effective Time of the Conversion, the bylaws of the Constituent Entity, as in effect immediately prior to the Effective Time of the Conversion, shall be of no further force or effect and the By-Laws of the Resulting Entity, attached hereto as Exhibit B, shall govern the Resulting Entity, until thereafter altered, amended or repealed.

IN WITNESS WHEREOF, the parties hereto have caused this plan of conversion to be duly executed and delivered as of the date first above written.

/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

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